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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
   Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                              to File Reports Under
           Section 13 and 15(d) of the Securities Exchange Act of 1934



                                            Commission File Number 000-30417

                           PHILIP SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)



                5151 SAN FELIPE, SUITE 1600, HOUSTON TEXAS 77056
                                 (713) 623-8777
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)



                          COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)        [ X ]       Rule 12h-3(b)(1)(ii)    [   ]
        Rule 12g-4(a)(1)(ii)       [   ]       Rule 12h-3(b)(2)(i)     [   ]
        Rule 12g-4(a)(2)(i)        [   ]       Rule 12h-3(b)(2)(ii)    [   ]
        Rule 12g-4(a)(2)(ii)       [   ]       Rule 15d-6              [   ]
        Rule 12h-3(b)(1)(i)        [ X ]

      Approximate number of holders of record as of the certification or notice date: 11

      Pursuant to the requirements of the Securities Exchange Act of 1934, Philip Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 5, 2004                    By: /s/ Michael W. Ramirez
                                             -----------------------------------
                                             Michael W. Ramirez
                                             Senior Vice President and Chief
                                             Financial Officer